EXHIBIT 10.18

ICAHN ENTERPRISES L.P.

16690 Collins Avenue, PH-1

Sunny Isles Beach, FL 33160

Via Email

November 8, 2021

Aris Kekedjian

2960 Northeast 207th Street

Aventura Parksquare

Unit 1115

Aventura, FL 33180

This agreement sets forth the terms and conditions regarding your separation from employment from Icahn Enterprises L.P. (the “Company”).

The terms and conditions set forth in paragraphs 1, 2 and 5 below will apply regardless of whether you decide to sign this letter agreement. However, you will not be eligible to receive the payment set forth in paragraph 3 below unless you sign and do not revoke this letter agreement. (See paragraph 13 below for what it means to revoke this letter agreement.)

1.	Your last day of employment is November 5, 2021 (the “Separation Date”). You will receive your regular pay as a full-time employee according to the Company’s regular payroll practices through the Separation Date. You also will receive a payment in the amount of $43,261.79, less applicable tax and payroll withholdings, for 59.99 hours of accrued, unused Paid Time Off according to the Company’s records as of the Separation Date.

2.	Because of your separation from employment, your eligibility for and coverage under the Company’s employee benefit plans will end on the Separation Date. You are not required to repay your relocation allowance.

3.	In addition to the above payments, the Company is offering you the opportunity to receive the following payments and benefits to which you are entitled under the offer letter between you and the Company dated as of April 4, 2021 (the “Offer Letter”) upon a termination without cause: (a) a lump sum cash payment in the amount of $1,090,410.96, less applicable tax and payroll withholdings, which shall be paid on the first payroll date that occurs after the Effective Date of this letter agreement (as defined below in paragraph 13) and represents your pro-rated bonus for 2021 under the terms of the Offer Letter, (b) vesting of 23,506 deferred units (the “Vested Units”) granted to you under the Deferred Unit Agreement pursuant to the Icahn Enterprises L.P. 2017 Long-Term Incentive Plan between you and the Company dated as of April 26, 2021 (the “Award Agreement”), less applicable tax and payroll withholdings via the net unit withholding method set forth in the Award Agreement, which shall be payable on the terms set forth in Section 3 of the Award Agreement (including the Company’s option to settle the Vested Units in cash) and represents the pro-rated vesting of your deferred units under the Offer Letter and the Award Agreement, and (c) a lump sum cash payment in the amount of $141,036.00, less applicable tax and payroll withholdings, which shall be paid at the same time the Vested Units are paid and represents the cash dividend equivalents with respect to the Vested Units under the Award Agreement. Notwithstanding any other provision hereof, as a condition to the Company’s payment to you of the amounts in this paragraph 3, you shall be required to execute, return to the Company, and not revoke within the Revocation Period (as defined in paragraph 13), this letter agreement agreeing to its terms, including the general release of claims contained in paragraph 7(a). The amounts paid to you as set forth in this paragraph 3 will be in full and complete satisfaction of any amounts due to you as severance upon a termination without cause under the Offer Letter, the Award Agreement or any other plan or arrangement sponsored by the Company or its affiliates. For the avoidance of doubt, as of the Separation Date, your unvested deferred units under the Award Agreement (after application of the vesting set forth in paragraph 3(b) above) shall be cancelled without further action or notice.

4.	(a) You agree to keep confidential and not to, directly or indirectly, publish, post on your own, or disclose to any third party, including, but not limited to, newspapers, authors, publicists, journalists, bloggers, gossip columnists, producers, directors, media personalities, and the like, all Confidential information relating to Carl Icahn and his family, the Company and its affiliates, related, parent, and subsidiary companies, and each of their officers, directors, employees and clients, learned in the course of your employment with the Company. Confidential Information includes all secret or confidential information, knowledge or data, including, without limitation, trade secrets, sources of supplies and materials, customer lists and their identity, customer information, designs, production and design techniques and methods, identity of investments, identity of contemplated investments, business opportunities, valuation models and methodologies, processes, technologies, and any intellectual property relating to the business of the Company or its affiliates, related, parent, or subsidiary companies and their respective businesses, and any personal information related to Carl Icahn and his family.

(b) Nothing in this agreement prohibits you from reporting any possible violations of federal law or regulation to any government agency or entity, including but not limited to the Department of Justice and the Securities and Exchange Commission, or making any other disclosures that are protected under the whistleblower provisions of federal law or regulation. You are not required to notify the Company that you will make or have made such reports or disclosures. Non-Compliance with the disclosure provisions of this Agreement shall not subject you to criminal or civil liability under any Federal or State trade secret law for the disclosure of a Company trade secret if the disclosure is made: (i) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney in confidence solely for the purpose of reporting or investigating a suspected violation of law; (ii) in a complaint or other document filed in a lawsuit or other proceeding, provided that any complaint or document containing the trade secret is filed under seal; or (iii) to an attorney representing you in a lawsuit for retaliation by the Company for reporting a suspected violation of law or to use the trade secret information in that court proceeding, provided that any document containing the trade secret is filed under seal and you do not disclose the trade secret, except pursuant to court order.

(c) Furthermore, you agree not to disparage, or encourage or induce others to disparage, Carl Icahn and his family, the Company and its affiliates, related, parent, and subsidiary companies, and each of their officers, directors, employees, and clients, with any third party, including, but not limited to, newspapers, authors, publicists, journalists, bloggers, gossip columnists, producers, directors, media personalities, and the like. For purposes of this letter agreement, the term "disparage" includes, without limitation, comments or statements on the internet, to the press and/or media, to any Released Party or to any individual or entity with whom any of the Released Parties have a business relationship which would adversely affect in any manner (i) the conduct of the business of any of the Released Parties (including, without limitation, any business plans or prospects) or (ii) the business reputation of any the Released Parties.

5.	This letter agreement is not intended to modify but rather is intended to supplement the following agreements entered into between you and the Company which remain in full force and effect: (i) the Icahn Enterprises L.P. Compliance Manual dated April 2021 (including all policies contained and referenced therein); (ii) the Icahn Enterprises L.P. Confidentiality Policy dated April 3, 2021; and (iii) the Icahn Enterprises L.P. Policy and Procedures on Confidentiality, Non-Public Information and Personal Investing dated April 10, 2021. In addition, you will be subject to the extent permitted by state and local law to the non-solicitation and non-competition obligations enumerated below for a period of one year following the Separation Date:

(a) You will not, in any capacity, either directly or indirectly, induce, encourage, or assist any other individual or entity directly or indirectly, to: (i) hire or engage any employee of the Company (or any individual who was an employee of the Company within the 12 months preceding the date such hiring or engagement occurs) or solicit or seek to persuade any employee of the Company to discontinue such employment with the Company, (ii) solicit or encourage any customer of the Company or independent contractor providing services to the Company to terminate or diminish its relationship with the Company, or (iii) seek to persuade any customer (or any individual who was a customer of the Company within the 12 months prior to the date such solicitation or encouragement commences or occurs, as the case may be) or prospective customer of the Company to conduct with anyone else any business or activity that such customer or prospective customer conducts or could conduct with the Company, or (iv) attempt to divert, divert, or otherwise usurp any actual or potential business opportunity or transaction that you learned about during your employment with the Company. For purposes of this paragraph 5, (x) references to the Company include any of its affiliates or subsidiaries, and (y) “in any capacity” includes, but is not limited to, as an employee, independent contractor, volunteer, or owner.

(b) You will not, as principal, agent, owner, employee, director, partner, investor shareholder (other than solely as a holder of not more than 1% of the issued and outstanding shares of any public corporation), consultant, advisor, or otherwise howsoever participate in, act for, or on behalf of, or for the benefit of, own, operate, carry on or engage in the operation of or have any financial interest in or provide in any manner, directly or indirectly, financial assistance to or lend money to or guarantee the debts or obligations of any person carrying on or engaged in any business that is directly competitive with the business conducted by the Company or any of its subsidiaries during or on the date of termination of your employment.

(c) You agree and acknowledge that the restrictive covenants set forth in paragraphs 4 and 5 (including, without limitation, the confidentiality, non-solicitation and non-competition provisions) are reasonable as to duration, terms, and geographical area and that they protect the legitimate interests of the Company and its affiliates and subsidiaries, impose no undue hardship on you, are not injurious to the public, and that any violation of these provisions shall be specifically enforceable in any court with jurisdiction upon short notice. You agree and acknowledge that any breach of these provisions shall cause irreparable injury to the Company and its affiliates and subsidiaries and upon breach of any such provision, the Company and/or its affiliates and subsidiaries shall be entitled to obtain injunctive relief, specific performance, or other equitable relief or pursue any remedies or relief available to them in law or equity (including, without limitation, monetary damages). If any of the provisions of paragraphs 4 or 5 above are adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other circumstance or the validity or enforceability of any other provision set forth herein. If the scope of any provision (or any part thereof) is too broad to permit enforcement to its fullest extent, you agree that the court making such determination shall have the power to reduce the duration, area, and/or other aspects of the provision to the extent necessary to permit enforcement, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

6.	You acknowledge that you have returned to the Company any and all property, tangible or intangible, relating to its business or the business of its parent companies, subsidiaries, affiliates and related entities, which you possessed or had control over at any time, including but not limited to Company-provided cell phones, keys, smartphones, personal computers, credit cards, building access cards, computer equipment, files, documents and software. You agree that all processes, technologies, and inventions, including new contributions, improvements, ideas, discoveries, agreements, contracts, trademarks, or trade names conceived, developed, invented, made, or found by you alone or with other employees during the period of your employment by the Company shall remain property of the Company.

7.	(a) By signing this letter agreement, except as to the claims and rights referred to in paragraphs 7(b) and 7(c) below, in consideration of the payments provided for in paragraph 3, and other terms of this letter, you voluntarily and knowingly release and forever discharge the Company, its subsidiaries, parent, affiliates, and related entities, and each of their employee benefit plans, and each of their shareholders, partners, directors, members, officers, employees, trustees, administrators and fiduciaries, and each of their successors and assigns, (each a “Released Party” and collectively, the “Released Parties”) from any and all claims, demands, causes of action, obligations, damages and liabilities of whatever kind, in law or equity, by statute or otherwise (all collectively referred to as “Claims”), that can be waived, whether known or unknown, asserted or unasserted, arising out of or relating directly or indirectly in any way to your employment or termination of employment or the terms and conditions of your employment with the Company or any parent, subsidiary, affiliated, or related entity, including but not limited to (i) Claims of discrimination, harassment, retaliation, or failure to accommodate under any federal, state, or local law, without limitation, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, Sections 1981 through 1988 of Title 42 of the United States Code, the Americans with Disabilities Act, the Equal Pay Act, the Older Workers Benefits Protection Act, and the Genetic Information Non-Discrimination Act (as any such law was enacted or amended); (ii) Claims under the Immigration Reform and Control Act; (iii) Claims under the Uniformed Services Employment and Reemployment Rights Act; (iv) Claims under the Employee Retirement Income Security Act of 1974 (excluding claims for vested benefits as set forth in paragraph 7(b) below); (v) Claims regarding leaves of absence, including, but not limited to, Claims under the Family and Medical Leave Act; (vi) Claims under the National Labor Relations Act; (vii) Claims under the Sarbanes-Oxley Act or the Dodd-Frank Act; (viii) Claims under New York State Human Rights Law, New York Executive Law, New York Civil Rights Law, New York City Human Rights Law, New York City Local Civil Rights Restoration Act of 2005, New York City Administrative Code, New York Minimum Wage Act, New York City Earned Safe and Sick Time Act, New York Worker Adjustment Retraining and Notification Act, New York Labor Law, New York Wage Theft Protection Act, the New York Paid Family Leave Law, the New York laws for jury duty, voting, bone marrow and blood donation, and military family leave, the New York Fair Credit Reporting Act, and the retaliation provisions of the New York Workers’ Compensation law; all as amended; Florida Civil Rights Act, f/k/a Human Rights Act of 1977, Fla. Stat. § 760.01 et seq.; Florida Equal Pay Law, Fla. Stat. § 448.07, Fla. Stat. § 725.07; Florida AIDS Act, Fla. Stat. § 760.50; Florida Law Sickle-Cell Trait Discrimination Law, Fla. Stat. §§ 448.075, 448.076; Florida Private Whistleblower Protection Law, Fla. Stat. § 448.101 et seq.; Florida Public Whistle-Blower’s Act, Fla. Stat. § 112.3187 et seq.; Florida Worker’s Compensation Retaliation Law, Fla. Stat. § 440.205; Florida Unpaid Wages Law, Fla. Stat. § 448.08; Florida Minimum Wage Act, Fla. Stat. §§ 448.109, 448.110; Florida Leave to Victims of Domestic Violence Act, Fla. Stat. § 741.313, and waivable rights under the Florida Constitution; all as amended; and similar local, state and federal laws; (ix) Claims for breach of contract (express or implied), retaliation, wrongful discharge, detrimental reliance, invasion of privacy, defamation, emotional distress or compensatory and/or punitive damages; (x) Claims for attorneys' fees, costs, disbursements and/or the like; and (xi) Claims under any severance plan, policy, or program of the Company, including any claims for severance pay, termination pay, or similar type of payment. By signing below, you also acknowledge that you cannot benefit monetarily or obtain other personal relief from any Claims released in this paragraph 7(a) and that you have waived any right to equitable relief that may have been available to you (including, without limitation, reinstatement) with respect to any Claim waived in this paragraph 7(a). Your signature below acknowledges the fact that you are receiving payments to which you would otherwise not be entitled, that it is sufficient consideration for the waiver of Claims herein, and that after the Separation Date you will not be entitled to receive any other payments or benefits from the Company apart from the payments and benefits described in this letter agreement.

(b) By signing this letter agreement, you are not releasing claims that arise after you sign this letter agreement; claims to enforce this letter agreement; claims relating to the enforceability, meaning, or effect of this letter agreement; claims or rights you may have to workers’ compensation or unemployment benefits; claims for accrued, vested benefits under any employee pension benefit plan of the Company in accordance with the terms of such plans and applicable law; and/or claims or rights which cannot be waived by private agreement.

(c) Additionally, by signing this letter agreement, you are not waiving your right to file a charge with, or participate in an investigation conducted by, any governmental agency, including, without limitation, the United States Equal Employment Opportunity Commission (EEOC). Nevertheless, as set forth in paragraph 7(a) above, you acknowledge that you cannot benefit monetarily or obtain damages or equitable relief of any kind from or through any such charge or any action commenced by a government agency or third party with respect to claims waived in paragraph 7(a).

8.	You agree that you have been paid and/or received all leave (paid or unpaid), compensation, wages, bonuses, severance or termination pay, commissions, notice period, and/or benefits to which you may have been entitled and that no other remuneration or benefits are due to you, except as set forth in this letter agreement. You affirm that you have had no known workplace injuries or occupational diseases. You also represent that you have disclosed to the Company any information you have concerning any fraudulent or unlawful conduct involving the Released Parties.

9.	This letter agreement contains the entire understanding between you and the Company with respect to the subject matter hereof, and supersedes any and all prior agreements and understandings, whether written or oral, between or among you, the Company or any of its parent companies, subsidiaries, affiliates and related entities (other than the agreements, if any, referred to in the first sentence of paragraph 5 above, which shall remain in full force and effect following your Separation Date according to their terms).

10.	The making of this letter agreement is not intended, and shall not be construed, as an admission that the Company or any of the Released Parties has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrongdoing whatsoever against you or otherwise.

11.	This letter agreement (a) is governed by the laws of the State of Florida applicable to agreements made and to be performed wholly within such state, and as such will be construed under and in accordance with the laws of the State of Florida without regard to conflicts of law, and (b) may not be modified unless evidenced by a writing signed by yourself and an authorized representative of the Company.

12.	Any unresolved dispute arising out of this letter agreement and the general release contained in paragraph 7 shall be litigated in any court of competent jurisdiction in Miami-Dade County, Florida; provided that the Company may elect to pursue, without having to post any bond in connection therewith, a court action to seek injunctive relief in any court of competent jurisdiction to enforce any of its rights hereunder, including, without limitation, to terminate the violation of any of its proprietary rights, including but not limited to trade secrets, copyrights or trademarks as well as the restrictions in paragraph 5. Each party shall pay its own costs and fees in connection with any litigation hereunder.
13.	You may accept this letter agreement by signing it and inserting the date of signature in the space provided on or before the twenty-first (21st) day after your receipt of this letter agreement (but no earlier than your Separation Date) and delivering this signed letter agreement to Patricia A. Agnello, Esq., Chief HR Officer & Employment Counsel, Icahn Enterprises L.P., 16690 Collins Avenue, PH-1, Sunny Isles Beach, FL 33160, pagnello@sfire.com. After signing this letter agreement and delivering it as set forth above, you will have seven days to revoke your decision

(the “Revocation Period”). You may exercise your right to revoke your decision by sending written notice of revocation to Ms. Agnello as set forth above. Such notice must be postmarked (if by letter) or received (if by email) by the close of business on the seventh day after you sign this letter agreement. Provided you do not timely revoke your decision to sign this letter agreement, this letter agreement will become effective on the eighth day after you sign it (the “Effective Date”). In the event you do not accept this letter agreement, or you revoke this letter agreement as set forth above, this letter agreement, including, without limitation, the obligation of the Company to provide the payments set forth in paragraph 3, shall be deemed automatically null and void. You are advised to speak with an attorney before signing this letter agreement.

14.	If any paragraph or part or subpart of any paragraph in this letter agreement or the application thereof is construed to be overbroad and/or unenforceable, then the court making such determination shall have the authority to narrow the paragraph or part or subpart of the paragraph as necessary to make it enforceable and the paragraph or part or subpart of the paragraph shall then be enforceable in its/their narrowed form. Moreover, each paragraph or part or subpart of each paragraph in this letter agreement is independent of and severable (separate) from each other. In the event that any paragraph or part or subpart of any paragraph in this letter agreement is determined to be legally invalid or unenforceable by a court and is not modified by a court to be enforceable, the affected paragraph or part or subpart of such paragraph shall be stricken from the letter agreement, and the remaining paragraphs or parts or subparts of such paragraphs of this letter agreement shall remain in full force and effect.
15.	Nothing in this letter agreement is intended to or shall be construed to preclude you from providing truthful information about your employment or this letter agreement to any government agency or in any sworn testimony.
16.	By signing this letter agreement, you agree that you: (i) have carefully read this letter agreement in its entirety; (ii) are signing it voluntarily of your own free will; (iii) have had at least 21 days within which to consider its terms (iv) are hereby advised by the Company to consult with an attorney of your choosing in connection with your decision whether to accept this letter agreement, (v) fully understand the significance of all of the terms and conditions of this letter agreement and have discussed them with an attorney of your choice, or have had a reasonable opportunity to do so; and (vi) you agree to abide by all of the terms and conditions contained herein.

Understood and Agreed to by:

/s/ Aris Kekedjian_______________

Aris Kekedjian

Date executed: November 7, 2021